Exhibit 10.15

Coya Therapeutics, Inc.
Stock Option Grant Notice

Coya Therapeutics, Inc. (the “Company”), under its 2021 Equity Incentive Plan, as amended and restated effective November 17, 2022 (the “Plan”), hereby grants to Optionholder an option (the “Option”) to purchase the number of shares of the Company’s Common Stock set forth below.  The Option is subject to all of the terms and conditions as set forth in this notice (the “Grant Notice”), in the Option Agreement and in the Plan, both of which are incorporated herein in their entirety.  Capitalized terms not explicitly defined herein but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement.  If there is any conflict between the terms in the Option Agreement and the Plan, the terms of the Plan will control.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Type of Grant:	☐ Incentive Stock Option	☐ Nonstatutory Stock Option

Exercise Schedule:	☐ Early Exercisable	☐ Same as Vesting Schedule

Vesting Schedule:

[The Option will vest over a four year period.  Subject to Optionholder’s Continuous Service on each vesting date, this Option will vest as to 25% of the total number of shares of Common Stock subject to the Option one year after the Vesting Commencement Date and as to 1/48th of the total number of shares subject to this Option each month thereafter.  Any fractional share will be rounded down to the nearest whole share.][1]

Payment:

By one or a combination of the following items:

•      By cash, check, bank draft, electronic funds or wire transfer, or money order payable to the Company;

•      By tendering the cash proceeds resulting from a sale on a national stock exchange or market system of some of the shares to be exercised, using a Regulation T Program (also called “broker assisted exercise” or “same day sale”), if the Common Stock is publicly traded;

•      By tender of shares of Common Stock already owned by the Optionholder, subject to any holding period requirement to avoid adverse accounting consequences to the Company and only if permitted by the Company at the time of exercise; and/or

•      By a “net exercise” arrangement, whereby shares of Common Stock that would otherwise be issued on exercise will be deemed exercised but then immediately tendered back to the Company, but only if this Option is a Nonstatutory Stock Option and only if permitted by the Company at the time of exercise.

[1]	Final Vesting Schedule to be determined by Board of Directors.

Additional Terms/ Acknowledgements:

Optionholder acknowledges receipt of, and understands and agrees to, this Grant Notice, the Option Agreement and the Plan. Optionholder acknowledges that he or she has received a prospectus relating to the Plan and shares of Common Stock issuable under the Plan.  As of the Date of Grant, this Grant Notice, the Option Agreement and the Plan set forth the entire understanding between Optionholder and the Company regarding the Option and supersede all prior oral and written agreements with respect to the Option.  By accepting the Option, Optionholder consents to receive documents governing the Option by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company from time to time.

[Signature Page Follows]

Coya Therapeutics, Inc.		Optionholder:

By:		By:
	Signature		Signature

Name:		Name:

Title:		Date:

Date:

ATTACHMENTS:

Option Agreement

2021 Equity Incentive Plan, as amended and restated effective November 17, 2022

[Signature Page to Coya Therapeutics, Inc. Stock Option Grant Notice]

Coya Therapeutics, Inc.
Option Agreement

Pursuant to your Stock Option Grant Notice (the “Grant Notice”) and this Option Agreement (this “Option Agreement”), Coya Therapeutics, Inc. (the “Company”) has granted you an option (the “Option”) under its 2021 Equity Incentive Plan, as amended and restated effective November 17, 2022 (the “Plan”) to purchase the number of shares of the Company’s Common Stock (the “Shares”) indicated in your Grant Notice at the exercise price indicated in your Grant Notice.

1.Vesting.  The Option will vest as provided in your Grant Notice.  Vesting will cease, in all events, on the termination of your Continuous Service after taking into account any acceleration that occurs on your termination.

2.Number of Shares and Exercise Price.  The number of Shares and the exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments as provided in the Plan.

3.Exercise Restriction for Non-Exempt Employees. If you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your Option until you have completed at least six months of Continuous Service measured from the Date of Grant, even if you have already been an employee for more than six months.  Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise the Option as to any vested portion prior to such six month anniversary in the case of (i) your death or Disability or (ii) a Change in Control.

4.Incentive Stock Options.  The Grant Notice indicates whether or not this Option is intended to qualify as an Incentive Stock Option (“ISO”) under Section 422 of the Code.  However, notwithstanding such designation, if the Optionee becomes eligible in any given year to exercise ISOs for shares of Common Stock having a Fair Market Value in excess of $100,000, the Option representing the excess shall be treated as Nonstatutory Stock Options.  In the previous sentence, “ISOs” include ISOs granted under any plan of the Company or any parent or any Subsidiary of the Company.  For the purpose of determining which options apply to shares that “exceed” the $100,000 limit, ISOs shall be taken into account in the same order as granted.  The Fair Market Value of the shares of Common Stock shall be determined as of the time the Option with respect to such shares is granted.  The Optionee hereby acknowledges that there is no assurance that the Option will, in fact, be treated as an ISO.

5.Method of Payment.  You must pay the full amount of the exercise price for the Shares that you wish to exercise.  You may pay the exercise price through one or more of the methods set forth in your Grant Notice.  Further details on certain of these methods are provided below.

(a)Provided that at the time of exercise the Common Stock is publicly traded, using a program developed under Regulation T, as provided by the Federal Reserve Board that,

prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.  This manner of payment is also known as a “broker-assisted exercise,” “same day sale” or “sell to cover.”

(b)If the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issuable on exercise by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate exercise price.  You must submit an additional payment to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.

(c)If permitted by the Board at the time of exercise, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise.  “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise the Option (or any vested portion thereof), will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company.  You may not exercise the Option (or any exercisable portion thereof) by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

6.Whole Shares.  You may exercise the Option (or any vested portion thereof) only for whole shares of Common Stock.

7.Term.  You may not exercise the Option before the Date of Grant or after the expiration of the term of the Option.  The term of the Option expires, subject to the provisions of the Plan, on the earliest of the following:

(a)immediately on the termination of your Continuous Service for Cause;

(b)three months after the termination of your Continuous Service for any reason other than for Cause, your Disability or your death (except as otherwise provided in Section 7(d) below); however, if during any part of such three-month period the Option is not exercisable solely because doing so would violate the registration requirements under the Securities Act, the Option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three months after the termination of your Continuous Service; provided further, that if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six months after the Date of Grant and (iii) you have vested in a portion of the Option at the time of your termination of Continuous Service, the Option will not expire until the earlier of (A) the later of (1) the date that is seven months after the Date of Grant, and (2) the date that is three months after the termination of your Continuous Service, and (B) the Expiration Date;

(c)12 months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 7(d) below);

(d)12 months after your death if you die either during your Continuous Service or within three months after your Continuous Service terminates for any reason other than Cause;

(e)the Expiration Date indicated in your Grant Notice; or

(f)the day before the 10th anniversary of the Date of Grant.

If the Option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant and ending on the date that is three months before the date of the Option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability.  The Company has provided for extended exercisability of the Option under certain circumstances for your benefit but cannot guarantee that the Option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you exercise the Option more than three months after the date your employment with the Company or an Affiliate terminates.

8.Exercise.

(a)You may exercise the vested portion of the Option during its term by (i) delivering a Notice of Exercise (in a form designated by the Company), or making the required electronic election with the Company’s designated electronic platform, and (ii) paying the exercise price and any applicable withholding taxes to the Company’s stock plan administrator, or to such other person as the Company may designate, together with such additional documents as the Company may then require.

(b)By exercising the Option you agree that, as a condition to any exercise of the Option, you must enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of the Option, (ii) the lapse of any substantial risk of forfeiture to which the Shares are subject at the time of exercise or (iii) the disposition of Shares acquired on such exercise.

(c)If the Option is an Incentive Stock Option, by exercising the Option you agree that you will notify the Company in writing within 15 days after the date of any disposition of any of the Shares issued on exercise of the Option that occurs within two years after the Date of Grant or within one year after such Shares are transferred on exercise of the Option.

9.Transferability.  Except as otherwise provided in this Section 9, the Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a)Certain Trusts.  On receiving written permission from the Board or its duly authorized designee, and only if doing so does not violate Section 409A, the incentive stock option rules (if applicable) and applicable securities laws, you may transfer the Option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the Option is held in the trust.  You and the trustee must enter into transfer and other agreements required by the Company.

(b)Domestic Relations Orders.  On receiving written permission from the Board or its duly authorized designee, and only if doing so does not violate Section 409A, the incentive stock option rules (if applicable) and applicable securities laws, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer the Option pursuant to the terms of a court approved domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-l(b)(2) that contains the information required by the Company to effectuate the transfer.  You are encouraged to contact the Company’s Corporate Secretary regarding the proposed terms of any division of the Option prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement.  If the Option is an Incentive Stock Option, the Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(c)Beneficiary Designation.  On receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise the Option and receive the Common Stock or other consideration resulting from such exercise.  In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise the Option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

10.Option not a Service Contract.  The Option is not an employment or service contract, and nothing in the Option, the Grant Notice, this Option Agreement or the Plan will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment.  In addition, nothing in the Option, the Grant Notice, this Option Agreement or the Plan will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

11.Compliance with Laws.  In no event may you exercise the Option (or any portion thereof) unless the shares of Common Stock issuable on exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act and compliant with all applicable laws, including the documentation requirements of Rule 701(e) of the Securities Act.  The exercise of the Option (or any portion thereof) also must comply with all other applicable laws and regulations governing the Option. You may not exercise the Option (or any portion thereof) if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treasury Regulations Section 1.40l(k)-1(d)(3), if applicable).

12.Investment Purpose.  You represent and warrant that unless the shares of Common Stock are registered under the Securities Act, any and all shares of Common Stock that you acquire under this Option Agreement will be acquired for investment for your own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such shares within the meaning of the Securities Act.  You agree not to sell, transfer or otherwise dispose of such shares unless they are either (1) registered under the Securities Act and all applicable state securities laws, or (2) exempt from such registration in the opinion of Company counsel.

13.Withholding Obligations.

(a)At the time you exercise the Option, in whole or in part, and at any time thereafter as the Company requests, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with the exercise of the Option.

(b)You may not exercise the Option unless the tax withholding obligations of the Company and any Affiliate are satisfied.  Accordingly, you may not be able to exercise the Option when desired even though the Option is vested, and the Company will have no obligation to issue a certificate for Shares unless such obligations are satisfied.

14.Tax Consequences.

(a)No Obligation to Minimize Taxes.  You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities.  You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the Option or your other compensation.

(b)Golden Parachute Taxes.  You also agree that if the benefits provided for in connection with this Option or otherwise payable to you by the Company or any successor thereto (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your benefits will be either (1) delivered in full or (2) delivered to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, despite that all or some of such benefits may be taxable under Section 4999 of the Code.  On the reasonable request of the Company, you agree to execute a waiver of your right to receive that portion of any benefits provided hereunder or otherwise, in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code, so that no payment or benefit provided hereunder or otherwise to you will be a “parachute payment” under Section 280G(b) of the Code.

15.Notices.  Any notices provided for in the Option, this Option Agreement, the Grant Notice or the Plan will be given in writing and will be deemed effectively given on receipt or, in the case of notices delivered by mail by the Company to you, five days after deposit in the U.S. mail, postage prepaid, addressed to you at the last address you provided to the Company.  The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and the Option by electronic means or to request your consent to participate in the Plan by electronic means.  By accepting the Option, you consent to receive such documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

16.Governing Plan Document.  The Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan.  In addition, the Option (and any compensation paid or Shares issued under the Option) is subject to recoupment in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.  No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or for a “constructive termination” (or similar term) under any agreement with the Company or an Affiliate.

17.Effect on Other Employee Benefit Plans.  The value of the Option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides.  The Company expressly reserves its rights to amend, modify or terminate any of the Company’s or any Affiliate’s employee benefit plans.

18.Voting Rights.  You will not have voting or any other rights as a stockholder of the Company with respect to the Shares to be issued pursuant to the Option until such Shares are issued to you.  On such issuance, you will obtain full voting and other rights as a stockholder of the Company.

19.Miscellaneous.

(a)The rights and obligations of the Company under the Option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(b)You agree on request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Option.

***

This Option Agreement, together with any appendix attached hereto that addresses local or foreign legal requirements, will be deemed to be signed by you on the signing by you of the Grant Notice to which it is attached.